TRANSFER AGENCY AND SERVICES AGREEMENT


     .........THIS  AGREEMENT,  dated  as of this 9th day of May,  1997  between
Tweedy, Browne Fund Inc. (the "Fund"), a Maryland corporation having its principal place of business at 52 Vanderbilt Avenue, New York, New York 10017 and FIRST DATA INVESTOR SERVICES GROUP, INC. ("FDISG"), a Massachusetts corporation with principal offices at 4400 Computer Drive, Westboro, Massachusetts 01581.

 .........WITNESSETH

WHEREAS, the Fund is authorized to issue Shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Fund initially intends to offer Shares in those Portfolios identified in the attached Exhibit 1, each such Portfolio, together with all other Portfolios subsequently established by the Fund shall be subject to this Agreement in accordance with Article 14;

WHEREAS, the Fund on behalf of the Portfolios, desires to appoint FDISG as its transfer agent, dividend disbursing agent and agent in connection with certain other activities and FDISG desires to accept such appointment;

NOW,   THEREFORE,   in  consideration  of  the  mutual  covenants  and  promises hereinafter set forth, the Fund and FDISG agree as follows:

Article  1        Definitions.

1.1 Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

(a)......"Articles  of Incorporation"  shall mean the Articles of Incorporation,
Declaration of Trust, or other similar organizational document as the case may be, of the Fund as the same may be amended from time to time.

(b)......"Authorized  Person"  shall be deemed  to  include  (i) any  authorized officer of the Fund; or (ii) any person, whether or not such person is an officer or employee of the Fund, duly authorized to give Oral Instructions or Written Instructions on behalf of the Fund as indicated in writing to FDISG from time to time.

     (c)......"Board of Directors" shall mean the Board of Directors or Board of
Trustees of the Fund, as the case may be.

(d)......"Commission" shall mean the Securities and Exchange Commission.

(e)......"Custodian"  refers to any custodian or  subcustodian of securities and other property which the Fund may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a Custodian Agreement.

     (f)......"1934  Act" shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as amended from time to time.

     (g)......"1940  Act" shall mean the Investment  Company Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time.

(h)......"Oral  Instructions"  shall  mean  instructions,   other  than  Written
Instructions, actually received by FDISG from a person reasonably believed by FDISG to be an Authorized Person;

     (i)......"Portfolio"  shall mean each separate  series of shares offered by the Fund representing interests in a separate portfolio of securities and other assets;

(j)......"Prospectus"  shall mean the most recently  dated Fund  Prospectus  and
Statement of Additional Information, including any supplements thereto, if any, which has become effective under the Securities Act of 1933 and the 1940 Act.

(k)......"Shares"  refers  collectively  to such  shares  of  capital  stock  or beneficial interest, as the case may be, or class thereof, of each respective Portfolio of the Fund as may be issued from time to time.

(l)......"Shareholder"  shall mean a record  owner of Shares of each  respective
Portfolio of the Fund.

(m)......"Written  Instructions" shall mean a written  communication signed by a person reasonably believed by FDISG to be an Authorized Person and actually received by FDISG. Written Instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process.

Article  2        Appointment of FDISG.

The Fund, on behalf of the Portfolios, hereby appoints and constitutes FDISG as transfer agent and dividend disbursing agent for Shares of each respective Portfolio of the Fund and as shareholder servicing agent for the Fund and FDISG hereby accepts such appointments and agrees to perform the duties hereinafter set forth.

Article  3        Duties of FDISG.

3.1  FDISG shall be responsible for:

(a)......Administering  and/or  performing the customary  services of a transfer agent; acting as service agent in connection with dividend and distribution functions; and performing shareholder account and administrative agent functions in connection with the issuance, transfer and redemption or repurchase (including coordination with the Custodian) of Shares of each Portfolio, as more fully described in the written schedule of Duties of FDISG annexed hereto as Schedule A and incorporated herein, and in accordance with the terms of the Prospectus of the Fund on behalf of the applicable Portfolio, applicable law and the procedures established from time to time between FDISG and the Fund.

(b)......Recording  the  issuance  of Shares and  maintaining  pursuant  to Rule
17Ad-10(e) of the 1934 Act a record of the total number of Shares of each Portfolio which are authorized, based upon data provided to it by the Fund, and issued and outstanding. FDISG shall provide the Fund on a regular basis with the total number of Shares of each Portfolio which are authorized and issued and outstanding and shall have no obligation under this Agreement, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund or its administrator.

(c)......Notwithstanding  any of the  foregoing  provisions  of this  Agreement, under this Agreement FDISG shall be under no duty or obligation to inquire into, and shall not be liable for: (i) the legality of the issuance or sale of any Shares or the sufficiency of the amount to be received therefor; (ii) the legality of the redemption of any Shares, or the propriety of the amount to be paid therefor; (iii) the legality of the declaration of any dividend by the Board of Directors, or the legality of the issuance of any Shares in payment of any dividend; or (iv) the legality of any recapitalization or readjustment of the Shares.

3.2......In  addition,  the Fund or its  agent  shall (i)  identify  to FDISG in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of FDISG under this Agreement for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and the reporting of such transactions to the Fund as provided above.

3.3......FDISG shall serve as the Fund's exclusive service provider with respect to those teleservicing, fulfillment and print/mail services more fully described in Schedule B for the fees also set forth in Schedule B.

3.4......In  addition to the duties set forth  herein,  FDISG shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Fund and FDISG.

Article  4        Recordkeeping and Other Information.

4.1......FDISG  shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule A in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act. Where applicable, such records shall be maintained by FDISG for the periods and in the places required by Rule 31a-2 under the 1940 Act.

4.2......To the extent required by Section 31 of the 1940 Act, FDISG agrees that all such records prepared or maintained by FDISG relating to the services to be performed by FDISG hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such section, and will be surrendered promptly to the Fund on and in accordance with the Fund's request.

4.3......In  case of any requests or demands for the  inspection of  Shareholder records of the Fund, FDISG will endeavor to notify the Fund of such request and secure Written Instructions as to the handling of such request. Unless expressly indemnified by the Fund, FDISG reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to comply with such request.

Article  5        Fund Instructions.

5.1......FDISG  will  have  no  liability  when  acting  upon  Written  or  Oral
Instructions believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Fund. FDISG will also have no liability when processing Share certificates which it reasonably believes to bear the proper manual or facsimile signatures of the officers of the Fund and the proper countersignature of FDISG.

5.2......At any time, FDISG may request Written  Instructions  from the Fund and may seek advice from legal counsel for the Fund, or its own legal counsel, with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Fund or for FDISG. Written Instructions requested by FDISG will be provided by the Fund within a reasonable period of time.

5.3......FDISG,   its  officers,   agents  or   employees,   shall  accept  Oral
Instructions or Written Instructions given to them by any person representing or acting on behalf of the Fund only if said representative is an Authorized Person. The Fund agrees that all Oral Instructions shall be followed within one business day by confirming Written Instructions, and that the Fund's failure to so confirm shall not impair in any respect FDISG's right to rely on Oral Instructions.

Article  6        Compensation.

6.1......The  Fund on behalf of each of the Portfolios will compensate FDISG for the performance of its obligations hereunder in accordance with the fees set forth in the written Fee Schedule annexed hereto as Schedule B and incorporated herein.

6.2......In  addition to those fees set forth in Section 6.1 above,  the Fund on behalf of each of the Portfolios agrees to pay, and will be billed separately for, out-of-pocket expenses incurred by FDISG in the performance of its duties hereunder. Out-of-pocket expenses shall include, but shall not be limited to, the items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule C and incorporated herein. Schedule C may be modified by written agreement between the parties. Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by FDISG in the performance of its obligations hereunder.

     6.3......The  Fund on  behalf of each of the  Portfolios  agrees to pay all fees and out-of-pocket expenses within fifteen (15) days following the receipt of the respective invoice.

     6.4......Any  compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule B, a revised Fee Schedule executed and dated by the parties hereto.

6.5......The  Fund  acknowledges that the fees that FDISG charges the Fund under this Agreement reflect the allocation of risk between the parties, including the disclaimer of warranties in Section 9.3 and the exclusion of remedies in Article
12. Modifying the allocation of risk from what is stated here would affect the fees that FDISG charges, and in consideration of those fees, the Fund agrees to the stated allocation of risk.

Article  7        Documents.

In connection with the appointment of FDISG, the Fund shall, on or before the date this Agreement goes into effect, but in any case within a reasonable period of time for FDISG to prepare to perform its duties hereunder, deliver or cause to be delivered to FDISG the documents set forth in the written schedule of Fund Documents annexed hereto as Schedule D except to the extent previously delivered to FDISG in connection with any other agreement.

Article  8        Transfer Agent System.

8.1......FDISG  shall retain  title to and  ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by FDISG in connection with the services provided by FDISG to the Fund herein (the "FDISG System").

8.2......FDISG  hereby grants to the Fund a limited  license to the FDISG System for the sole and limited purpose of having FDISG provide the services contemplated hereunder and nothing contained in this Agreement shall be construed or interpreted otherwise and such license shall immediately terminate with the termination of this Agreement.

Article  9        Representations and Warranties.

9.1......FDISG represents and warrants to the Fund that:

     (a)......it is a corporation duly organized,  existing and in good standing under the laws of the Commonwealth of Massachusetts;

     (b)......it  is  empowered  under  applicable  laws and by its  Articles of
Incorporation and By-Laws to enter into and perform this Agreement;

     (c)......all  requisite corporate  proceedings have been taken to authorize it to enter into this Agreement;

     (d)......it is duly registered with its appropriate  regulatory agency as a transfer agent and such registration will remain in effect for the duration of this Agreement; and

     (e)......it  has  and  will  continue  to  have  access  to  the  necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

9.2......The Fund represents and warrants to FDISG that:

     (a)......it is duly organized, existing and in good standing under the laws of the jurisdiction in which it is organized;

     (b)......it  is  empowered  under  applicable  laws and by its  Articles of
Incorporation and By-Laws to enter into this Agreement;

     (c)......all   corporate   proceedings   required   by  said   Articles  of
Incorporation, By-Laws and applicable laws have been taken to authorize it to enter into this Agreement;

(d)......a  registration statement under the Securities Act of 1933, as amended, and the 1940 Act on behalf of each of the Portfolios is currently effective and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale; and

(e)......all   outstanding   Shares   are   validly   issued,   fully  paid  and
non-assessable and when Shares are hereafter issued in accordance with the terms of the Fund's Articles of Incorporation and its Prospectus with respect to each Portfolio, such Shares shall be validly issued, fully paid and non-assessable.

9.3......  THIS IS A SERVICE  AGREEMENT.  EXCEPT AS  EXPRESSLY  PROVIDED IN THIS
AGREEMENT, FDISG DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE FUND OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. FDISG DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

Article  10       Indemnification.

10.1 FDISG shall not be responsible under this Agreement for and the Fund on behalf of each Portfolio shall indemnify and hold FDISG harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against FDISG or for which FDISG may be held to be liable (a "Claim") arising out of or attributable to any of the following:

(a)......any actions of FDISG taken pursuant to this Agreement unless such Claim arises out of gross negligence or bad faith or willful misconduct by FDISG in the performance of its duties hereunder;

(b)......FDISG's reasonable reliance on, or reasonable use of information, data, records and documents (including but not limited to magnetic tapes, computer printouts, hard copies and microfilm copies) received by FDISG from the Fund, or any authorized third party acting on behalf of the Fund, including but not limited to the prior transfer agent for the Fund, in the performance of FDISG's duties and obligations hereunder;

     (c)......the  reliance  on, or the  implementation  of, any Written or Oral
Instructions or any other instructions or requests of the Fund on behalf of the applicable Portfolio;

(d)......the  offer or sale of shares in violation of any requirement  under the securities laws or regulations of any state that such shares be registered in such state or in violation of any stop order or other determination or ruling by any state with respect to the offer or sale of such shares in such state; and

(e)......the  Fund's  refusal  or  failure  to  comply  with  the  terms of this
Agreement, or any Claim which arises out of the Fund's gross negligence or bad faith or willful misconduct (except to the extent of FDISG's gross negligence or bad faith or willful misconduct) or the breach of any representation or warranty of the Fund made herein.

10.2 In any case in which the Fund may be asked to indemnify or hold FDISG harmless, FDISG will notify the Fund promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Fund although the failure to do so shall not prevent recovery by FDISG and shall keep the Fund advised with respect to all developments concerning such situation. The Fund shall have the option to defend FDISG against any Claim which may be the subject of this indemnification, and, in the event that the Fund so elects, such defense shall be conducted by counsel chosen by the Fund and satisfactory to FDISG, and thereupon the Fund shall take over complete defense of the Claim and FDISG shall sustain no further legal or other expenses in respect of such Claim. FDISG will not confess any Claim or make any compromise in any case in which the Fund will be asked to provide indemnification, except with the Fund's prior written consent. The obligations of the parties hereto under this Article 10 shall survive the termination of this Agreement.

10.3.....Any claim for  indemnification  under this Agreement must be made prior to the earlier of:

     (a)......one  year  after  the Fund  becomes  aware of the  event for which indemnification is claimed; or

     (b)......one year after the earlier of the termination of this Agreement or the expiration of the term of this Agreement.

10.4.....Except  for  remedies  that  cannot  be  waived as a matter of law (and injunctive or provisional relief), the provisions of this Article 10 shall be FDISG's sole and exclusive remedy for claims or other actions or proceedings to which the Fund's indemnification obligations pursuant to this Article 10 may apply.

Article  11       Standard of Care.

11.1 FDISG shall at all times act in good faith and agrees to use its best efforts within commercially reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for loss or damage to the Fund unless said errors are caused by FDISG's own gross negligence, bad faith or willful misconduct or that of its employees.

11.2 Neither party may assert any cause of action against the other party under this Agreement that accrued more than six (6) years prior to the filing of the suit (or commencement of arbitration proceedings) alleging such cause of action.

11.3 Each party shall have the duty to mitigate damages for which the other party may become responsible.

Article  12       Consequential Damages.

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE TO THE OTHER PARTY UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR LOST PROFITS OF THE OTHER PARTY, EXEMPLARY, PUNITIVE, SPECIAL, OR INCIDENTAL DAMAGES OR INDIRECT OR CONSEQUENTIAL DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Article  13       Term and Termination.

13.1 This Agreement shall be effective on the date first written above and shall continue for a period of three (3) years (the "Initial Term").

13.2 Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year ("Renewal Terms") each, unless the Fund or FDISG provides written notice to the other of its intent not to renew. Such notice must be received not less than sixty (60) days prior to the expiration of the Initial Term or the then current Renewal Term. Not less than one hundred and fifty (150) days prior to the expiration of the Initial Term or the then current Renewal Term, if either party wishes to modify the fees listed in the schedules to this Agreement with respect to the upcoming Renewal Term, the parties will promptly enter into good faith discussions with regard thereto.

13.3 In the event a termination notice is given by the Fund, all expenses associated with movement of records and materials and conversion thereof to a successor transfer agent will be borne by the Fund.

13.4 If the Board of Directors of the Fund determines in good faith in the exercise of its fiduciary duties that FDISG has breached its obligations hereunder in a material manner or has failed to maintain service quality, the Fund will notify FDISG of that determination and provide FDISG with an opportunity to cure such breach or service deficiency during the sixty (60) days following the receipt of such notice. If FDISG is unable, in the good faith judgment of the Fund's Board of Directors, to cure such breach or bring such service quality up to the reasonable satisfaction of the Board, the Fund may terminate this Agreement by giving FDISG not less than sixty (60) days prior written notice. In making any determination hereunder, the Board will take into account data regarding FDISG's transaction throughput, transaction handling quality, telephone abandonment rate, average speed of answer, speed and accuracy of response to financial and non-financial correspondence and any other data provided by FDISG or management. In the event that (i) the Fund provides notice of termination as a result of service quality issues in accordance with the provisions outlined above and determines that FDISG is unable to bring such quality levels up to the standards previously; and (ii) FDISG in good faith disputes the determination made by the Board of Directors with respect thereto, the parties shall agree to submit the issues in dispute to a mutually agreed upon independent third party arbiter for determination. If the arbiter determines that there are material quality issues with respect to the performance of services by FDISG and FDISG has failed to cure such issues, the Fund may terminate this Agreement upon sixty (60) days written notice as set forth above. If the arbiter determines that there are no material quality issues with respect to the performance of services by FDISG or that there were material quality issues with respect to the performance of services by FDISG, but FDISG has cured such issues, the Fund may terminate this Agreement upon sixty (60) days written notice as set forth above; provided, however, that the Fund shall prior to the effective date of such termination, provide FDISG with a rebate of the unamortized portion of all costs associated with the Fund's conversion to FDISG and further provided that such unamortized costs will not exceed $103,000 and which shall be amortized over a period not greater than the Initial Term. FDISG will have parallel termination rights with respect to breach of this Agreement by the Fund. Termination of this Agreement in accordance with the foregoing process shall not constitute a waiver of any other rights the terminating party may have with respect to the services performed or failed to be performed prior to such termination under this Agreement or otherwise or rights of FDISG to payment of its fees and out-of pocket expenses.

13.5 This Agreement shall terminate upon the termination of the Amended and Restated Administration Agreement between the Fund and FDISG.


Article  14       Additional Portfolios.

In the event that the Fund establishes one or more Portfolios in addition to those identified in Exhibit 1, with respect to which the Fund desires to have FDISG render services as transfer agent under the terms hereof, the Fund shall so notify FDISG in writing, and if FDISG agrees in writing to provide such services, Exhibit 1 shall be amended to include such additional Portfolios.

Article  15       Confidentiality.

15.1.....The parties agree that the Proprietary  Information (defined below) and the contents of this Agreement (collectively "Confidential Information") are confidential information of the parties and their respective licensors. The Fund and FDISG shall exercise at least the same degree of care, but not less than reasonable care, to safeguard the confidentiality of the Confidential
Information of the other as it would exercise to protect its own confidential information of a similar nature. Except as required by law, the Fund and FDISG shall not duplicate, sell or disclose to others the Confidential Information of the other, in whole or in part, without the prior written permission of the other party. The Fund and FDISG may, however, disclose Confidential Information to their respective parent corporation, their respective affiliates, their subsidiaries and affiliated companies and employees, provided that each shall use reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed in breach of this Agreement. The Fund and FDISG may also disclose the Confidential Information to independent contractors, auditors, and professional advisors, provided they first agree in writing to be bound by the confidentiality obligations substantially similar to this Section 15.1. Notwithstanding the previous sentence, in no event shall either the Fund or FDISG disclose the Confidential Information to any competitor of the other without specific, prior written consent.

15.2.....Proprietary Information means:

(a)......any data or information that is competitively  sensitive material,  and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or FDISG, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

(b)......any scientific or technical information,  design,  process,  procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or FDISG a competitive advantage over its competitors; and

(c)......all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

15.3 Confidential Information includes, without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of either party which now exist or come into the control or possession of the other.

Article  16       Force Majeure.

No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country, (iii) any act or omission of the other party or any governmental authority; (iv) any labor disputes (whether or not the employees' demands are reasonable or within the party's power to satisfy); or (v) nonperformance by a third party (other than any person to whom a party has delegated any responsibilities hereunder in accordance herewith) or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

Article  17       Assignment and Subcontracting.

This Agreement, its benefits and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that FDISG may upon sixty (60) days notice to the Fund, in its sole discretion, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary. FDISG may, in its sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by FDISG. If FDISG shall assign or otherwise transfer this Agreement to an unaffiliated third party, the Fund shall have the right to terminate this Agreement upon sixty (60) days written notice to FDISG without the payment of any unamortized costs referred to in Section 13.4 of this Agreement.

Article  18       Arbitration.

18.1.....Any claim or controversy  arising out of or relating to this Agreement, or breach hereof, shall be settled by arbitration administered by the American Arbitration Association in Boston, Massachusetts in accordance with its applicable rules, except that the Federal Rules of Evidence and the Federal Rules of Civil Procedure with respect to the discovery process shall apply.

18.2 The parties hereby agree that judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

18.3 The parties acknowledge and agree that the performance of the obligations under this Agreement necessitates the use of instrumentalities of interstate commerce and, notwithstanding other general choice of law provisions in this Agreement, the parties agree that the Federal Arbitration Act shall govern and control with respect to the provisions of this Article 18.

Article  19       Notice.

Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or FDISG, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

To the Fund:

Tweedy, Browne Company L.P.
52 Vanderbilt Avenue
New York, New York  10017
Attention:  M. Gervase Rosenberger, Esq.

To FDISG:

First Data Investor Services Group, Inc.
4400 Computer Drive
Westboro, Massachusetts  01581
Attention:  President

with a copy to FDISG's General Counsel

Article  20       Governing Law/Venue.

The laws of the Commonwealth of Massachusetts, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this agreement. All actions arising from or related to this Agreement shall be brought in the state and federal courts sitting in the City of Boston, and FDISG and Client hereby submit themselves to the exclusive jurisdiction of those courts.

Article  21       Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

Article  22       Captions.

The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

Article  23       Publicity.

Neither FDISG nor the Fund shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

Article  24       Relationship of Parties/Non-Solicitation.

24.1 The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.

24.2 During the term of this Agreement and for one (1) year afterward, the Fund shall not recruit, solicit, employ or engage, for the Fund or others, FDISG's employees.

Article  25       Entire Agreement; Severability.

25.1.....This  Agreement,  including  Schedules,  Addenda,  and Exhibits hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. No such writing shall be effective as against FDISG unless said writing is executed by a Senior Vice President, Executive Vice President, or President of FDISG. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

25.2.....The  parties intend every  provision of this Agreement to be severable.
If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.

TWEEDY, BROWNE FUND INC.

By:......

Title:...


FIRST DATA INVESTOR SERVICES GROUP, INC.


By:......

Title:...

 .........Exhibit 1

LIST OF PORTFOLIOS

Tweedy, Browne American Value Fund
Tweedy, Browne Global Value Fund

 .........Schedule A

 .........DUTIES OF FDISG

1........Shareholder Information. FDISG shall maintain a record of the number of
Shares held by each Shareholder of record which shall include name, address, taxpayer identification and which shall indicate whether such Shares are held in certificates or uncertificated form. In addition, FDISG shall maintain and track such Shareholder records in a manner which will enable the Fund to properly comply with applicable escheatment laws.

2........Shareholder  Services.  FDISG  shall  respond  as  appropriate  to  all inquiries and communications from Shareholders relating to Shareholder accounts with respect to its duties hereunder and as may be from time to time mutually agreed upon between FDISG and the Fund.

3........Share Certificates.

(a)......If the Fund requests FDISG to issue a stock  certificate for any Shares then, at the expense of the Fund, the Fund shall supply FDISG with an adequate supply of blank share certificates to meet FDISG requirements therefor. Such Share certificates shall be properly signed manually. The Fund agrees that, notwithstanding the death, resignation, or removal of any officer of the Fund whose signature appears on such certificates, FDISG or its agent may continue to countersign certificates which bear such signatures until otherwise directed by Written Instructions.

(b) FDISG shall issue replacement Share certificates in lieu of certificates which have been lost, stolen or destroyed, upon receipt by FDISG of properly executed affidavits and lost certificate bonds, in form satisfactory to FDISG, with the Fund and FDISG as obligees under the bond.

(c) FDISG shall also maintain a record of each certificate issued, the number of Shares represented thereby and the Shareholder of record. With respect to Shares held in open accounts or uncertificated form (i.e., no certificate being issued with respect thereto) FDISG shall maintain comparable records of the Shareholders thereof, including their names, addresses and taxpayer identification. FDISG shall further maintain a stop transfer record on lost and/or replaced certificates.

4........Mailing  Communications  to Shareholders;  Proxy Materials.  FDISG will address and mail to Shareholders of the Fund, all reports to Shareholders, dividend and distribution notices and proxy material for the Fund's meetings of Shareholders. In connection with meetings of Shareholders, FDISG will prepare Shareholder lists, mail and certify as to the mailing of proxy materials, process and tabulate returned proxy cards, report on proxies voted prior to meetings, act as inspector of election at meetings and certify Shares voted at meetings.



5........Sales of Shares

(a) FDISG shall not be required to issue any Shares of the Fund where it has received a Written Instruction from the Fund or official notice from any appropriate authority that the sale of the Shares of the Fund has been suspended or discontinued. The existence of such Written Instructions or such official notice shall be conclusive evidence of the right of FDISG to rely on such Written Instructions or official notice.

(b) In the event that any check or other order for the payment of money is returned unpaid for any reason, FDISG will endeavor to: (i) give prompt notice of such return to the Fund or its designee; (ii) place a stop transfer order against all Shares issued as a result of such check or order; and (iii) take such actions as FDISG may from time to time deem appropriate.

6........Transfer and Repurchase

(a) FDISG shall process all requests to transfer or redeem Shares in accordance with the transfer or repurchase procedures set forth in the Fund's Prospectus.

(b) FDISG will transfer or repurchase Shares upon receipt of Oral or Written Instructions or otherwise pursuant to the Prospectus and Share certificates, if any, properly endorsed for transfer or redemption, accompanied by such documents as FDISG reasonably may deem necessary.

(c) FDISG reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the endorsement on the instructions is valid and genuine. Unless instructed by an officer of the Fund to the contrary, FDISG also reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the requested transfer or repurchase is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or repurchases which FDISG, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or repurchase as instructed by an officer of the Fund.

(d) When Shares are redeemed, FDISG shall, upon receipt of the instructions and documents in proper form, deliver to the Custodian and the Fund or its designee a notification setting forth the number of Shares to be repurchased. Such repurchased shares shall be reflected on appropriate accounts maintained by FDISG reflecting outstanding Shares of the Fund and Shares attributed to individual accounts.

(e) FDISG, upon receipt of the monies provided to it by the Custodian for the repurchase of Shares, pay such monies as are received from the Custodian, all in accordance with the procedures described in the written instruction received by FDISG from the Fund.

(f) FDISG shall not process or effect any repurchase with respect to Shares of the Fund after receipt by FDISG or its agent of notification of the suspension of the determination of the net asset value of the Fund until such determination is resumed or processing is permitted during such suspension.

7........Dividends

(a) Upon the declaration of each dividend and each capital gain distribution by the Board of Directors of the Fund with respect to Shares of the Fund, the Fund shall furnish or cause to be furnished to FDISG Written Instructions setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined, the amount payable per Share to the Shareholders of record as of that date, the total amount payable on the payment date and whether such dividend or distribution is to be paid in Shares at net asset value.

(b) On or before the payment date specified in such resolution of the Board of Directors, the Fund will provide FDISG with sufficient cash to make payment to the Shareholders of record as of such payment date.

(c)......If  FDISG does not receive  sufficient cash from the Fund to make total dividend and/or distribution payments to all Shareholders of the Fund as of the record date, FDISG will, upon notifying the Fund, withhold payment to all Shareholders of record as of the record date until sufficient cash is provided to FDISG.

     8........In  addition  to and neither in lieu nor in  contravention  of the
services      set     forth     above,      FDISG     shall      perform     all
the customary services of a transfer agent, registrar, dividend disbursing agent and agent of the dividend reinvestment and cash purchase plan as described herein consistent with those requirements in effect as at the date of this Agreement. The detailed definition, frequency, limitations and associated costs (if any) set out in the attached fee schedule, include but are not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, tabulating proxies, mailing prospectuses, Shareholder reports to current Shareholders, withholding taxes on U.S. resident and non-resident alient accounts where applicable, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders.

                                           Schedule B
                                      FEE SCHEDULE

I.     Per Account Fees
           Open Accounts                                      $9.75/Account
            Closed Accounts                                   $1.80/Account

       Beginning on the one year anniversary from the effective date, the per account fees will be increased on an annual basis by a percentage amount equal to the percentage increase in the then current Consumer Price Index (all urban consumers), or its successor index, with a maximum increase of seven percent (7%) per annum over the prior years fees.

II.     Fund Minimums: (annually)               $24,000.00/Portfolio/Class

IV.     IRA Account Fees:                       $10.00/Account

V.     Transaction Charges:
          New account & set up                                   $4.00/Set Up
   Manual Transactions                                      $1.50 Transaction
          Incoming and outgoing wires                          $10.00/wire
 .........  NSCC Fees*:  .........  Financial  Transactions  $.10 per transaction
 ......... Same Day Trade Confirmations $.15 per confirm

*NSCC Fees will be waived for years one and two and will commence in the third year from the effective date of this Agreement

VI.......Other Fees (if applicable)
 .........         12b-1 Commission                               $1.20/Account

VII......Conversion Fees:
 .........         Per Account Fee                                $1.00/Account
 .........         Minimum per Portfolio                          $20,000.00

VIII.....Teleservicing, Conversion Tracking and Fulfillment Fees:

 .........A.       Inbound Teleservicing:                  $2.00 per minute with
 .........                                                 monthly minimum

 .........B.       Marketing Reports:

 .........         Source of Leads and Conversion Reports          $125/each

 .........C.       Out-Of-Pocket Expenses:

 .........         Telephone line usage charges (800 connect time)
 .........         Fax transmissions
 .........         Line charges for order transmission to fulfillment vendor
 .........         Forms
 .........         Overnight/Express Mail packages
 .........         Travel expenses, if on-site visits are requested
 .........         $.32 per order fee for all orders placed in IWS Literature

 .........D.       Special Projects:

     .........  If special  programming  support is  required  to develop a need outside of our current scope of services, this will be billed at $75 per hour.

 .........E.       Fulfillment:                                $1.25 per package

 .........Schedule C

 .........OUT-OF-POCKET EXPENSES

The Fund shall reimburse FDISG monthly for applicable out-of-pocket expenses, including, but not limited to the following items:

o........Microfiche/microfilm production
o........Magnetic media tapes and freight
o........Printing   costs,  including   certificates,   envelopes,   checks  and
stationery  o........Postage  (bulk, pre-sort,  ZIP+4,  barcoding,  first class)
direct   pass   through   to   the   Fund   o........Due    diligence   mailings
o........Telephone and telecommunication costs, including all lease, maintenance and line costs o........Ad hoc reports  o........Proxy  solicitations,  mailings and tabulations  o........Daily & Distribution advice mailings relative to stock
inserts  and  postage  o........Shipping,   Certified  and  Overnight  mail  and
applicable   insurance    o........Year-end   form   production   and   mailings
o........Terminals,  communication  lines,  printers and other equipment and any
expenses    incurred   in   connection    with   such    terminals   and   lines
o........Duplicating services o........Courier services o........Federal Reserve
charges  for  check  clearance  o........Overtime,   as  approved  by  the  Fund
o........Temporary   staff,  as  approved  by  the  Fund   o........Travel   and
entertainment,  as approved by the Fund o........Record retention, retrieval and destruction  costs,  including,  but not  limited to exit fees  charged by third party record keeping vendors  o........Third party audit reviews o........Ad hoc
SQL time o........All  Systems enhancements not related to the conversion at the rate of $75.00 per hour o........Such  other  miscellaneous  expenses reasonably incurred by FDISG in performing its duties and responsibilities under this Agreement.

The Fund agrees that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with FDISG. In addition, the Fund will promptly reimburse FDISG for any other unscheduled expenses incurred by FDISG whenever the Fund and FDISG mutually agree that such expenses are not otherwise properly borne by FDISG as part of its duties and obligations under the Agreement.

 .........Schedule D

 .........FUND DOCUMENTS

     o........Certified  copy of the Articles of  Incorporation  of the Fund, as amended.  .........  o........Certified  copy of the  By-laws  of the  Fund,  as amended.  .........  o........Copy  of the  resolution of the Board of Directors
authorizing   the   execution   and  delivery  of  this   Agreement.   .........
o........Specimens of the certificates for Shares of the Fund, if applicable, in the form approved by the Board of Directors of the Fund,  with a certificate  of the Secretary of the Fund as to such approval.  .........  o........All  account application forms and other documents relating to Shareholder accounts or to any plan, program or service offered by the Fund. .........  o........Certified list of Shareholders as of the conversion date of the Fund with the name, address and taxpayer identification number of each Shareholder, and the number of Shares of the Fund held by each, certificate numbers and denominations (if any certificates have been issued), lists of any accounts against which stop transfer orders have been placed, together with the reasons therefore, and the number of  Shares  redeemed  by the Fund as of the  conversion  date.  .........
o........All notices issued by the Fund with respect to the Shares in accordance with and pursuant to the Articles of Incorporation or By-laws of the Fund or as required by law and shall perform such other specific duties as are set forth in the Articles of Incorporation including the giving of notice of any special or annual meetings of shareholders and any other notices required thereby.